UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2009

Volcano Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-52045	33-0928885
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3661 Valley Centre Drive, Suite 200 San Diego, California	92130
(Address of principal executive offices)	(Zip Code)

(800) 228-4728

(Registrant’s telephone number, including area code)

11455 El Camino Real, Suite 460, San Diego, California 92130

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective as of April 30, 2009, the Board of Directors (the “Board”) of Volcano Corporation (the “Company”) increased the authorized number of directors from eight to nine and appointed each of Michael J. Coyle and Roy A. Tanaka to the Board, to each serve in the class of directors whose term of office expires at the Company’s 2011 annual meeting of stockholders and until their successor is duly elected and qualified, or until their earlier death, resignation or removal. The election of Messrs. Coyle and Tanaka was recommended to the Board by the Corporate Governance Committee of the Board (the “Governance Committee”). Mr. Coyle was named as a member of the Audit Committee of the Board effective immediately upon his appointment to the Board. Mr. Tanaka was named as a member of the Compensation Committee of the Board and the Governance Committee, each effective immediately upon his appointment to the Board.

On April 30, 2009, the Board also approved an amendment to the Company’s Director Compensation Policy (the “Director Compensation Policy”) to (i) increase the annual stock option grant to be received by non-employee members of the Board at each annual meeting of stockholders, from 8,000 shares of common stock to 12,000 shares of common stock, effective as of the 2009 Annual Meeting of Stockholders, and (ii) increase the annual retainer fees for serving on the Board and its committees, effective as of May 1, 2009.

In accordance with the Director Compensation Policy, as amended, the Board granted to each of Messrs. Coyle and Tanaka under the Company’s 2005 Equity Compensation Plan (the “2005 Plan”) (i) a nonstatutory stock option to purchase 20,000 shares of the Company’s common stock (the “Initial Grant”) and (ii) a nonstatutory stock option to purchase 1,333 shares of the Company’s common stock (the “Prorated Annual Grant”), which such grants are effective as of April 30, 2009 (the “Grant Date”). Each of the Initial Grant and the Prorated Annual Grant was granted with an exercise price equal to the fair market value of the Company’s common stock on the Grant Date. The Initial Grant vests as to 1/48th of the shares subject to the option per month and the Prorated Annual Grant vests as to 1/2 of the shares subject to the option per month; provided, however, that in each case, all vesting will cease if Messrs. Coyle or Tanaka, as applicable, resigns from the Board or otherwise ceases to serve as director, unless the Board determines that the circumstances warrant continuation of vesting. Notwithstanding the foregoing, pursuant to the Director Compensation Policy, each of the Initial Grant and the Prorated Annual Grant will fully vest immediately if there is a Change in Control (as defined in the 2005 Plan) and Messrs. Coyle or Tanaka will cease to serve as a director of the Company (or as a director of the successor corporation) as a result of such Change in Control.

Pursuant to the Director Compensation Policy, Messrs. Coyle and Tanaka will be eligible to receive an annual retainer fee of up to $37,000 and will be reimbursed for reasonable out-of-pocket travel expenses incurred in connection with attendance at and participation in Board meetings. In addition, (a) Mr. Coyle will be eligible to receive an annual retainer fee of up to $7,500 for serving as a member of the Audit Committee, and (b) Mr. Tanaka will be eligible to receive an annual retainer fee of up to $5,000 for serving as a member of the Compensation Committee and an annual retainer fee of up to $3,000 for serving as a member of the Governance Committee.

The Company also entered into a standard form of indemnity agreement with each of Messrs. Coyle and Tanaka (the “Indemnity Agreements”). The Indemnity Agreements provide, among other things, that the Company will indemnify Messrs. Coyle or Tanaka, as applicable, under the circumstances and to the extent provided for therein, for certain expenses which they may be required to pay in connection with certain claims to which they may be made a party by reason of their position as a director of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

The Company’s standard form of indemnity agreement was previously filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (No. 333-132678), as amended, as filed on March 24, 2006, and is incorporated herein by reference. The Director Compensation Policy, as amended on April 30, 2009, will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOLCANO CORPORATION

By:	/s/ John T. Dahldorf
John T. Dahldorf Chief Financial Officer

Date: May 4, 2009